Ryan Specialty Appoints Francesca Cornelli,

Dean of Northwestern University’s Kellogg School of Management,

to Board of Directors

July 31, 2023 | CHICAGO, IL – Ryan Specialty Holdings, Inc. (NYSE: RYAN), a leading international specialty insurance firm, today announced that Francesca Cornelli, Dean of Northwestern University's Kellogg School of Management, has been appointed to its Board of Directors and will serve as a member of its Audit Committee, effective July 31, 2023.

“We are excited to welcome Francesca to Ryan Specialty’s Board of Directors,” said Patrick G. Ryan, Chairman of the Board of Directors. “Francesca’s knowledge and extensive background in international finance, corporate governance and private equity markets will provide a global perspective to our firm. Further, not only is Francesca the Dean of Kellogg, she is a professor of finance, holds the Donald P. Jacobs Chair of Finance at the school, and brings with her highly relevant board experience. We are looking forward to embracing Francesca’s contributions to our Board and Ryan Specialty as a whole.”

“I am excited to join the Board of Ryan Specialty,” added Dr. Cornelli. “The firm is in a high-growth phase with many different opportunities in front of it, and I have always had a special interest in the insurance sector. I’m looking forward to working alongside the esteemed Board members, particularly during this very challenging macroeconomic cycle, to guide and advise this dynamic firm.”

Dr. Cornelli has been the Dean of Kellogg School of Management since 2019. Previously, she was a professor of finance and deputy dean at London Business School. Dr. Cornelli directed and advanced the highly regarded Private Equity Institute of London Business School, building a bridge between academia and practice by partnering with private equity leaders in London, alumni and top academics in the field. Dr. Cornelli has published several papers in the major finance and economics journals, and she gives regular talks at major conferences and universities. Dr. Cornelli is a research fellow at the Center for Economic and Policy Research, and previously served as a director of the American Finance Association. In January 2016, Dr. Cornelli helped create and became a board member of AFFECT, a committee of the American Finance Association designed to promote the advancement of women academics in the field of finance. She serves on several boards, including Edizione, GSM Grosvenor Inc., GCP, Civic Consulting Alliance and Lyric Opera of Chicago. Specific to insurance, Dr. Cornelli also served on the board of Swiss Re International and Swiss Re Europe from 2013 to 2019.

For more information about Ryan Specialty's corporate governance practices and Board of Directors, please click here.

About Ryan Specialty

Founded in 2010, Ryan Specialty (NYSE: RYAN) is a service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. Learn more at ryanspecialty.com.

Contact:

Media

Alice Phillips Topping

SVP, Chief Marketing & Communications Officer

Ryan Specialty

Alice.Topping@ryanspecialty.com

(312) 635-5976

Investor Relations

Nicholas Mezick

Director, Investor Relations

Ryan Specialty

IR@ryanspecialty.com

(312) 784-6152

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